Exhibit 3.13
ARTICLES OF INCORPORATION
OF
R & R HOT OIL SERVICE, INC.
     KNOW ALL MEN BY THESE PRESENTS That we, the undersigned, natural persons of the age of twenty-one years or more, acting as incorporators of a corporation under the provisions of Chapter 10-19, North Dakota Century Code, known as the North Dakota Business Corporation Act, adopt the following Articles of Incorporation for such corporation:
ARTICLE I.
     The name of the corporation shall be R & R Hot Oil Service, Inc.
ARTICLE II.
     The period of its duration is perpetual.
ARTICLE III.
     The purposes for which the corporation is formed, the nature and business and objects or purposes to be transacted, promoted or carried on, are:
     1. (a) To manufacture, buy, sell, and otherwise deal in gas and oil machinery and appliances, lumber, stone, brick, steel, iron, chemicals of all kinds and descriptions, and other materials and products in connection with the building, erection, construction, development, drilling, cleaning, improvement, extension, maintenance, and repair of gas wells, oil wells, and all other aspects of mineral properties.
          (b) To perform engineering and contracting in the designing, construction, improvement, cleaning, servicing, extension, maintenance, and repair of oil and gas wells, oil and gas plants including pipelines, tanks, chemical treatment and all other appliances and machinery appertaining thereto and in the opening, developing, and operating of petroleum, gas, and oil wells and in the repair, maintenance, cleaning and servicing thereof together with any and all other mineral properties both for the corporation and for others.
          (c) To manufacture, buy, sell, and otherwise deal in, both at wholesale and retail, gas and oil machinery and appliances, lumber, stone, brick, steel, iron, chemicals and other materials in connection with the building, erection, construction, development, improvement, extension, maintenance, servicing, cleaning, and repair of the properties herein enumerated or for any mineral properties, both for this corporation and others.
          (d) to purchase, exchange, appropriate, or otherwise acquire, take, hold, and own, and to sell, mortgage, lease or otherwise dispose of water rights and water supplies together with necessary pipelines, reservoirs, dams, ditches, and appurtenances useful or necessary for its own business and to manage, operate, maintain, improve, extend, or develop such water supplies.
          (e) To build, construct, charter, lease, purchase, or otherwise acquire, and to control, manage, operate, own, lease, or hold, and to mortgage, sell or otherwise dispose of trucks, motor vehicles of any kind, pipelines, boats, airborne or waterborne vessels of all classes, kinds and descriptions, propelled by any power and to furnish facilities for towage, transportation and delivery of oil, gas, chemicals and merchandise of any and all kinds to and from any destination, foreign or domestic or both.
          (f) To buy, exchange, contract for, lease, broker, and in any and all other ways acquire, hold, own, deal in, sell, mortgage, lease or otherwise dispose of lands, mining claims, mineral rights, oil wells, gas wells, oil lands, gas lands, and other real property and rights and interests in and to real property, refineries for the treatment of petroleum products of all kinds and of other mineral products or by-products, tanks, and facilities for the storage thereof, manufacturing plants, works, and appurtenances for the production, distribution and sale thereof and of all by-products thereof; to prospect for oil, to drill oil wells and develop the same, to refine crude oil, to improve, maintain, operate, develop and to sell, mortgage, lease or otherwise dispose of said properties and the by-products thereof and to manage, operate, maintain, service, improve and develop said properties and each or all of them.
     2. To do and transact all business properly connected with, or incidental to the operation or conduct of any of the foregoing.
     3. To design, manufacture, operate, buy, sell and deal in supplies and materials necessary in the manufacture of or used in connection with the foregoing, and to act as distributor, agent, factor or representative of individuals, firms, corporations, joint stock companies, or other organizations manufacturing, buying, selling, trading, or dealing in any and all such articles or materials.
     4. To borrow money and to pledge or mortgage as security therefor the property of the corporation.
     5. To erect, construct, maintain, improve, rebuild, enlarge, alter, manage, and control, directly or through ownership of stock in any corporation, any and all kinds of buildings, houses, stores, offices, shops, warehouses, factories, mills, machinery, and plants, and any and all other structures and erections which may in the judgment of the Board of Directors, at any time, be necessary, useful, or advantageous, for the purposes of the corporation, and which may lawfully be done under the laws of the State of North Dakota.
     6. To purchase, or acquire in any lawful manner and to hold, own, lease, license, mortgage, pledge, sell, transfer, or in any manner dispose of, and to deal in and trade in goods, wares, merchandise, and real and personal property of any and every class and description, and in any part of the world.
     7. To acquire, and pay for in cash, stocks, or bonds of this corporation, or otherwise, the good will, rights and assets and property, and to undertake or assume the whole or any part of the obligation of or liabilities of any person, firm, association, or corporation.

     8. To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of, letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.
     9. To guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of, shares of the capital stock of, or any bonds, securities, debentures, conditional sales contracts, or evidences of indebtedness created by any other corporation of corporations organized under the laws of this State or any other state, country, nation or government, and while the owner thereof, to exercise all the rights, powers, and privileges of ownership.
     10. To issue bonds, debentures, or obligations of this corporation from time to time, for any of the objects or purposes of this corporation, and to secure the same by mortgage, pledge, deed of trust, or otherwise.
     11. To purchase, hold, sell and transfer the shares of its own capital stock, provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital, and provided further that shares of its own capital stock belonging to it shall not be voted directly or indirectly.
     12. To have one or more offices; to carry on all of any of its operations and businesses without restriction or limit as to amount in any state, district, territory or colony of the United States or in any foreign country; to purchase or otherwise acquire, hold, own, mortgage, sell, convey, or otherwise dispose of, real and personal property of every class and description in any of the states, districts, territories, or colonies of the United Sates, but subject to the laws of such state, district, territory, or colony, provided, however, that any such purchase or acquisition of property shall not be in excess of that provided or in conflict with the laws of the State of North Dakota governing corporations.
     13. In General, to carry on any other business in connection with the foregoing, whether brokerage, investment, insurance, real estate, or otherwise, and to have and exercise all the powers conferred by the laws of the State of North Dakota upon corporations formed under the Act hereinbefore referred to, and to do any and all things hereinbefore set forth to the same extent as a natural person might or could do.
     14. The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this corporation.
ARTICLE IV.
     The aggregate number of shares which the corporation shall have authority to issue shall be 1,000 shares, of one class, having a par value of $100.00 per share, and amounting in the aggregate to $100,000.00 all of such stock being designated as non-assessable common stock.

ARTICLE V.
     The corporation shall not commence business until at least One Thousand Dollars ($1,000.00) has been received by it in consideration for the issuance of shares.
ARTICLE VI.
     The address of the initial registered office of the corporation is Box 203, 6th Avenue NW, Belfield, North Dakota 58622 and the name of its initial registered agent at such address if Russell C. Wolfgram.
ARTICLE VII.
     The number of directors of the corporation shall be as specified in the By-Laws and such number from time to time may be increased or decreased in such manner as may be prescribed in the By-Laws; provided that the number of directors of the corporation shall be not less than 3 nor more than 15. The number of directors constituting the initial Board of Directors is 3 and the names and addresses of the persons who are to serve as directors until the first annual meeting of stockholders, or until their successors are elected and qualified, shall be:

NAME	ADDRESS
Russell C. Wolfgram	203 6th Avenue NW
Belfield, ND 58622

Bonnie J. Wolfgram	203 6th Avenue NW
Belfield, ND 58622

Clarence A. Woflgram	Strathcona, MN 56759
ARTICLE VIII.
The name and address of each incorporator is:

NAME	ADDRESS
Russell C. Wolfgram	203 6th Avenue NW
Belfield, ND 58622

Bonnie J. Wolfgram	203 6th Avenue NW
Belfield, ND 58622

Paul G. Kloster	1058 5th Avenue W
Dickinson, ND 58601

     We, the above named incorporators, being first duly sworn, say that we have read the foregoing application and know the contents thereof, and verily believe the statements therein to be true.
     DATED the 3rd day of October, A.D., 1979.

/s/ Russell C. Wolfgram

Russell C. Wolfgram